FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD SECOND QUARTER SALES AND EARNINGS

NET SALES UP 51%, NET INCOME UP 52% AND DILUTED EPS UP 50%

 Regular Quarterly Cash Dividend Declared

New York, New York, August 6, 2003: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today reported record results for the second quarter of 2003.

Second Quarter 2003 Compared to Second Quarter 2002:

  Net sales increased 51% to $41.4 million from $27.4 million. At comparable foreign currency exchange rates, second quarter net sales were 38% ahead of last year's second quarter;

  Gross margin improved to 50% of net sales, as compared to last year's 47%, the increase is primarily due to the growth in higher margin prestige product sales;

  S,G&A as a percentage of sales rose to 36% from 34% for the corresponding period of the prior year;

  Net income increased 52% to $2.9 million, compared to $1.9 million; and;

  Diluted EPS rose 50% to $0.15 compared to $0.10 per diluted share.

Net sales for the six months ended June 30, 2003 increased 41% to $79.0 million from $55.9 million in the first half of 2002; in constant dollars sales were up 28%. Net income for the first half of this year increased 38% to $5.4 million or $0.27 per diluted share from $3.9 million or $0.20 per diluted share in the first half of 2002.

"As we reported last month," stated Jean Madar, Chairman of the Board and Chief Executive Officer, "Burberry, S.T. Dupont and Paul Smith fragrance products were responsible for the dramatic rise in second quarter prestige product sales. We are also experiencing solid growth in our mass market sales, as we enlarge our product lines and our distribution channels. Our Intimate brand of health and beauty aids, mass market fragrances and Aziza cosmetics all continue to produce comparative quarterly sales gains."

Mr. Madar went on to say, "We are extremely enthusiastic about the prospects for our newest designer brand, Diane von Furstenberg. In terms of fashion industry recognition, Diane is a rising star, who has been instrumental in the early success we are enjoying in the reception of her beauty line. The official launch in mid-September at Henri Bendel will be followed by the addition of certain Saks Fifth Avenue and Nordstrom locations. Total US distribution will be limited to 35 of the finest specialty stores in the country.

"Later this year, the international launch of Burberry Brit begins," Mr. Madar continued. "This will be our fourth Burberry fragrance family since our 1995 introduction of Burberry London. According to the July 25, 2003 issue of Women's Wear Daily, Burberry Brit is projected by industry sources to be among the top 10 women's fragrances launching in the 2003 second half. We have high expectations for this new women's line which should play a strategic role in the future development of the Burberry fragrance business."

Russell Greenberg, Executive Vice President & CFO, noted, "In each of the past four quarters, our net sales have grown a minimum of 32%. This growth and the profits and cash they generate have further strengthened our balance sheet. At June 30, 2003, working capital aggregated $95 million and we had a working capital ratio of almost 3 to 1. As of June 30, 2003 cash and cash equivalents aggregated $44 million, our net book value was $4.74 per outstanding share and we remain free of long-term debt.

Reiterating the Company's expectations for the second half of 2003, Mr. Greenberg noted, "Assuming the dollar remains at current exchange rate levels, we remain confident that our 2003 net sales goal of $165 million to $168 million and our earnings goal of $11.6 million to $11.8 million, will be met. Our new product line-up for the first half of 2004, including a new Paul Smith fragrance family, and the geographic rollouts of products launched in the second half of 2003, give us further confidence that the net sales and earnings momentum of the past several quarters should continue into the new year."

Quarterly Dividend

The Company's regular quarterly cash dividend of $.02 per share will be payable on October 15, 2003 to shareholders of record on September 30, 2003.

Conference Call

Inter Parfums' management will host a conference call at 11 am EDT on Thursday, August 7, 2003, to discuss second quarter results and other recent developments. Interested parties may participate by calling 973-582-2866 approximately 10 minutes before the start of the call. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company's web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes such as Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, and Diane von Furstenberg, as well as mass market fragrances, cosmetics and personal care products in over 100 countries worldwide. Inter Parfums is included on the Russell 2000 and 3000 Indexes.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Contact at Inter Parfums, Inc.                         or                            Investor Relations Counsel

Russell Greenberg, Exec. VP & CFO                                            The Equity Group Inc.

(212) 983-2640                                                                             Linda Latman (212) 836-9609 / llatman@equityny.com

rgreenberg@interparfumsinc.com                                                    Sarah Torres (212) 836-9611 / storres@equityny.com

www.interparfumsinc.com                                                                www.theequitygroup.com

(See Accompanying Tables)

Inter Parfums, Inc.

Financial Highlights

(in thousands, except share and per share amounts)

(unaudited)

                                                                                      Three Months Ended            Six Months Ended

                                                                                             June 30,                                  June 30,
	2003	2002	2003	2002

Net sales	$ 41,392	$ 27,443	$ 78,956	$ 55,860
Cost of sales	20,826	14,635	40,442	29,347
Gross margin	20,566	12,808	38,514	26,514

Selling, general and
administrative expenses	14,853	9,212	28,072	19,098
Income from operations	5,713	3,596	10,442	7,416

Other charges (income)
Interest expense	31	169	167	249
Loss on foreign currency	199	58	145	57
Interest (income)	(282)	(242)	(457)	(330)
Loss on subsidiary's issuance of stock	144	5	155	5
	92	(9)	10	(18)

Income before income taxes	5,621	3,605	10,432	7,434

Income taxes	1,932	1,269	3,642	2,654

Net income before minority interest	3,689	2,336	6,790	4,779

Minority interest in net income
of consolidated subsidiary	752	408	1,350	843

Net income	$ 2,937	$ 1,927	$ 5,440	$ 3,936

Net income per common share:
Basic	$0.15	$0.10	$0.29	$0.21
Diluted	$0.15	$0.10	$0.27	$0.20

Average common shares outstanding:
Basic	18,999,219	18,760,558	18,988,523	18,755,443
Diluted	19,905,644	20,022,039	19,906,652	19,990,328